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                                                                    Exhibit 99.1


                                 NCO GROUP, INC.
                       Second Quarter 2003 Conference Call
                          August 6, 2003, 11:30 a.m. ET


Operator:             Good morning. My name is Melissa and I will be your
                      conference facilitator today. At this time I would like to welcome everyone to the NCO Group conference call.

                      All lines have been placed on mute to prevent any background noise. After the speakers' remarks there will be a question and answer period. If you would like to ask a question during this time simply press star then the number 1 on your telephone key-pad. If you would like to withdraw your question press the pound key.

                      Thank you.  Mr. Seltzberg you may begin the conference.

Mr. Seltzberg:        Good morning and thanks for joining us today to discuss
                      NCO Group's Second Quarter 2003 Results. By now you should have all received a faxed copy of the press release, however if anyone is missing a copy and would like one please contact our office at (212) 445-8000 and we will send one over to you and ensure that you are on NCO
                      Group's distribution list.

                      There will be a replay for the call, which will begin one hour after the call and run for a week. The replay can be accessed by dialing 1 (800) 642-1687 or (706) 645-9291.
                      Pass code is 1922465.

                      On the line with us today is Michael Barrist, Chairman and Chief Executive Officer of NCO Group, and Steven Winokur, Executive Vice President of Finance and Chief Financial Officer.

                      Management will make some opening comments and then we'll open up the line for questions. Before we begin I'd like to read a forward-looking statement disclaimer.

                      Certain statements on this conference call including without limitation statements as to the effect of the revision of the Company's revenue recognition policy on future financial results, statements as to fluctuation in quarterly operation results, statements concerning projections, statements as to the economy and its effect on NCO's business, statements as to trend, statements as to NCO's or management's beliefs, expectations or opinions, and all other statements on this call other than historical fact are forward-looking statements such as the terms defined in the Securities Exchange Act of 1934 which are intended to cover by the Safe Harbors created thereby. Forward-looking statements are subject to risks and uncertainties, are subject to change at any time, and may be affected by various facts that may cause actual results to differ materially from the expected or planned results. In addition to these factors certain other factors included in those discussed in today's release and other risks detailed from time to time in NCO's filings with the securities and exchange commission including the annual report on 10-K as amended for the year ended December 31, 2002, can cause actual results and developments to be materially different from those expressed or implied by such forward-looking statements.

                      Now without further delay Michael would you like to begin?


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Michael Barrist:      Yes. Thank you very much and thank you everyone for
                      joining NCO Group's Second Quarter 2003 conference call. Today's call will follow our normal format. The first part of the call will be dedicated to our operational overview of the quarter -- including our current outlook on the economy and business environment.

                      Second I'll update our 2003 guidance for anticipated third quarter results. Steven Winokur, our Chief Financial Officer, will provide a detailed financial recap of the quarter. And then we'll open up for questions.

                      During the second quarter, NCO met all of its operational financial objectives. The company had consolidated revenue of approximately $188.6 million, consolidated net income of approximately $10.3 million and diluted EPS of 38 cents.

                      This was in line with our previously announced guidance of a range of 37 to 43 cents. As you may recall, we provided a very wide range of guidance for the second quarter due to the possibility that increases in business volume under our previously discussed long term collection contract would cause us to defer a larger than expected amount of revenue during the second quarter.

                      While I'll discuss this long term collection contract in detail later in the call, it is important to note that during the quarter the company deferred approximately $1.7 million of revenue, which lowered our EPS by 4 cents.

                      When taking this into consideration, NCO had a very effective quarter. We met our objectives for revenue and EPS, we continued to leverage our strong cash flow to pay down debt, and we continued to perform for our clients.

                      During the quarter, our collection results were in line with our seasonal expectations. The difficult economy did not reverse itself. However, we felt no further deterioration as we moved through the quarter. I'll discuss the economy in detail later in the call.

                      During the quarter, revenue in our domestic service decreased slightly by $1.1 million or 0.6% when compared to last quarter. This was in line with our quarterly operational budget and seasonal expectation. Revenue in our international operations increased $1.6 million or 10.2% when compared to last quarter.


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                      This increase was primarily attributable to the further
                      deployment of foreign labor on behalf of our company's domestic clients and improvements in the exchange rates. Additionally, the company did experience improved revenue for both the Canadian and U.K. business units as a result of incremental business from existing customers and new customers.

                      In the portfolio purchase business revenue decreased slightly by $146,000 or 0.8% when compared to last quarter, which was also in line with our quarterly expectations.

                      During the quarter, we continued to manage our expense structure to our revenue levels cutting where appropriate and, in some cases, increasing in order to maintain our performance amongst our peers for certain of our clients in order to ensure that we would receive incremental business as our clients continue to rationalize their A/R management functions.

                      We continue to see the benefits from our decisions not to conduct wholesale expense cuts that place our clients' performance rankings at risk. By maintaining our best in class status in the industry, we continue to be the beneficiary of new opportunities in an environment where many of our clients have cut back on vendor contracts.

                      During the quarter we continue to focus our efforts on how to better meet out clients' needs while consistently improving profitability. The investments we have made in our clients to date have paid off with incremental volume and we feel confident that our status with our client as it relates to both service and performance will continue to yield a tangible positive result for the remainder of the year.

                      With that said we continue to be extremely focused on both new revenue growth as well as margin.

                      During the quarter, we continued to function in an economic environment that was difficult but consistent with our expectations. Consumer payment patterns remain weak and overall operating environment for receivable outsourcing was similar to the general business service environment.

                      Clients continued to carefully deploy new business opportunities in order to avoid any incremental costs. During the quarter we met our new business expectations. And our current pipeline is in line with the conservative view that we took for the year.

                      As we look forward to the next two quarters we do not share the view that the economic outlook has improved since consumer payment patterns have remained flat through July. With that said, our model for this year made the assumption that we would not see any improvement in the consumer behavior and accordingly we're not changing our outlook.


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                      From a competitive perspective, the second quarter looks
                      somewhat like the first quarter. The ongoing bankruptcy of our largest competitor, Outsourcing Solutions, Inc., in conjunction with integration and financial challenges of several of our other larger competitors, allowed NCO to gain more client opportunity in an environment where many of our opponents were losing market share.

                      During the quarter, our subsidiary NCO portfolio continued to navigate through the current debt purchase market place. The economy, in conjunction with price increases in many of the segments of the market where we buy portfolios, continued to create some challenges.

                      Our percentage of revenue to collections continued to be below targeted levels as the older portfolios transition to a greater percentage of amortization. This trend is to be expected and will reverse if we are able to operate in a more favorable purchase environment for an extended period of time so that ratios of newer portfolios to older portfolios improves.

                      Additionally, this subsidiary continued to experience higher than expected contingent collection and legal fees during the quarter as a result of the mix of older to newer portfolios being serviced. As well as increased interest expense associated with lender participation in several newer portfolios.

                      This increase in lender participation is being driven by better than expected performance on financed portfolios, however it shows up as incremental interest expense during the quarter.

                      Revenue and net income for the quarter for this subsidiary were in line with our expectations. Additionally during the quarter, NCO Portfolio continued to incur impairment charges on several of its older portfolios. This trend primarily affects portfolios that were purchased prior to the downturn in the economy.

                      As we've discussed in prior calls portfolios that become impaired go into a cost recovery mode whereby all collections we receive are applied to the remaining carrying value on our books.

                      During the quarter, NCPM deployed a total of $14 million, of which our portion net of participation was $9.7 million. While our ability to purchase as a range has improved over the last several quarters we continue to be cautious about the sustainability of this trend since there appears to be a significant influx of capital being deployed in the market. And we have seen many deals continue to price outside of our targeted level of profitability.


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                      It is our belief that the poor overall investment returns
                      of the market have led new investors to make capital available to debt buyers at lower net returns than the risk inherent in the business should warrant.

                      During the quarter, we added two key management positions to the Company. Paul Burkitt has joined our Company as Executive Vice President of Sales and Marketing. In his new role, he has assumed all responsibility for the Company's sales and marketing functions across all of its business lines.

                      In addition to Paul, Chuck Burns has joined our Company as Executive Vice President of Business Process Outsourcing. Chuck's new role will be to help NCO develop a wider BPO presence outside the traditional accounts receivable arena.

                      In addition to these new members of our team, I am also pleased to announce several promotions within the company. Steven Winokur, Executive Vice President of Finance and Chief Financial Officer, has assumed the additional duties of Chief Operating Officer of our Shared Services division. This newly formed division includes all the operating areas of the Company that support our profit centers including finance and accounting, information technology, legal compliance and regulatory, and supply chain.

                      Additionally, Steve Leckerman, who runs our Domestic Accounts Receivable business, has been promoted to the Chief Operating Officer of our Accounts Receivable Outsourcing business.

                      During the quarter, we continued the deployment of our foreign labor strategy. As we discussed last quarter, we believe that one of the best opportunities for us to grow our business is to offer our clients user-friendly access to foreign labor.

                      The NCO network allows our clients access to labor in Canada, India, and Barbados via one contract and one point of contact. In conjunction with this initiative, we continue to expand our facilities in Canada and India and to accommodate additional domestic business. And we have entered into an agreement with a new service provider in Barbados.

                      Additionally, we're looking to other near shore and off shore alternatives. By year-end, we will have 1,600 seats outside of the United States working domestic business.

                      During the quarter, we began to collect domestic bad debt contingency accounts in India and Barbados. At the close of the quarter, we had approximately 300 seats in India working U.S. business, 780 seats in Canada working U.S. business, and 50 seats in Barbados working U.S. business.

                      To date we have not deployed any administrative seats to these countries but intend to do so in the not so distant future and so utilize our seats on a 24 hour basis.


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                      Before I move onto operations, I'd like to spend a moment
                      on our balance sheet. Over the last several quarters, we have been focused on improving our balance sheet through better collection of our accounts receivable, careful monitoring of our cash position, and continued repayment of debt.

                      This focus continued through the second quarter with repayment of $18 million of debt on our revolving credit facility. We have also already repaid $13.25 million on a facility in the third quarter to date.

                      Additionally, during the second quarter and early third quarter, the Company focused a substantial amount of effort on extending our current bank facility. I'm going to let Steven Winokur go through the details since his team did all the work. But I'm pleased to report that as of yesterday, we have received a commitment that will allow us to extend our current bank facilities until March 15, 2006, under very favorable terms.

                      In addition to our normal ongoing expense control and reduction process, we continue to focus on many new initiatives. We continue to focus on re-engineering all back office functions to eliminate labor intensity and reduce expense.

                      We have completed the re-engineering of our purchase data environment to access the information via subscription pricing. This initiative continues to yield tangible benefits to our clients in the form of better operation performance and to our shareholders in the form of better financial performance.

                      In our continuing quest to better understand every aspect of our revenue, costs, and profitability down to the client level, we have substantially completed a financial systems review that will ultimately result in a re-engineering of some of our financial areas. In addition to the analytical benefits of such an endeavor, it will also create a competitive advantage in our interface with and report to our clients.

                      Many of the initiatives I've just mentioned are ongoing and will take time to implement, yet they are key to our mission of dominating this industry and creating long-term value for our shareholders.

                      They are also examples of the ongoing tactical focus that is required to ensure that NCO operates at the most efficient levels to offset the ongoing expense inflation as a result of the low business growth environment.

                      During the quarter, we continued to focus on compliance. We met all of the current requirements under HIPAA and we began to perform the required tasks for the timely implementation of the remaining components of the Sarbanes-Oxley Act.


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                      During the quarter, our revenue attainment, which is the
                      amount of revenue we derive from a given amount of business, decreased slightly primarily as a result of the normal seasonal trend.

                      Our efficiency of labor, which shows the amount of labor utilized to drive revenue including the amount of new client labor drag, increased slightly in this quarter.

                      Revenue per CTA, or Calculated Time Equivalent, which shows a correlation of the amount of staff required to run our business over time and revenue, remained relatively flat compared to last quarter. It was approximately $6,651, $6,457, and $6,998 per month in April, May, and June, respectively.

                      Labor cost, which shows the cost of an average employee in the company over time, was slightly higher than last quarter. The ongoing integration as well as further deployment of NCO personnel in India and Canada will help to continue to maintain and ultimately reduce this average.

                      We received a lot of calls from investors questioning our tenure collectors per employee on our purchased portfolio. During the second quarter, our average tenure was 1.5 years and our average collections per collector in that division was $23,098 per month.

                      With regard to the I.R.S., we continue to monitor this opportunity. During the second quarter, the enabling legislation needed for the IRS to move forward with their desire to engage outside professional collectors was deleted from the Tax Relief Bill. Our current understanding is that the required legislation is attached to the International Tax Bill and is expected to remain with the International Tax Bill. If it in fact passes, the I.R.S. will be able to move forward. We currently expect this to be a late 2004/early 2005 opportunity. We will continue to focus all appropriate efforts on capitalizing on this opportunity.

                      During the quarter, we continued to focus on the long-term collection contract previously discussed. From an operational and collections standpoint, this contract performed as expected during the quarter, however the amount of incremental net deferred revenue was greater than expected primarily due to an increase in new placements during the quarter.

                      As I stated earlier, during the second quarter, the company deferred an additional $1.7 million of net revenue in the future periods. While this represented a larger number than expected, it's important to note that the contract should transition during the third and fourth quarter as we begin to recognize additional net revenue that was deferred in prior periods.

                      Please keep in mind the deferral component of this contract represents the difference between a cash compensation received from our client and earned bonus to date and the amount of revenue we were able to recognize under GAAP. Steven will give further details of how this contract worked during the quarter.
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                      The numbers I've quoted represent the net effect of the
                      deferral aspect of the contract on our revenue during this quarter. I'd like to spend a few moments to discuss the impact of this long-term contract on earnings year to date and the anticipated effect for the remainder of the year.

                      The trend of greater than expected deferral caused by increased placement is currently not expected to give rise to any change to our overall 2003 guidance. Based on the fact that the net overall effect of this contract was negative in April and May and turned positive in June, barring any further material increases in referral volumes from this client, we expect to recover the majority of the first and second quarter deferrals during the latter two quarters of this year.

                      Steven is going to review the long-term contract, as I just said, in detail and more importantly the mechanics of how this contract works during his talk. With that said, we are maintaining our 2003 guidance at a $1.55 to $1.65 per share. For the second quarter, we are currently expecting earnings between 38 cents and 42 cents per share.

                      I'll now turn the call over to Steven Winokur.

Steve Winokur:        Thanks Michael. As we run through the numbers I want to
                      make sure that everyone understands that all of our numbers for 2002 have been restated for the accounting change for the long-term contract we announced earlier this year. We will spend some additional time today further explaining the impact of the contract on our current numbers.

                      Revenue for the second quarter of 2003 was $188.6 million. This represents an increase of $13.5 million or 7.7% from the second quarter of last year and a decrease of $443,000 or 0.2% from last quarter.

                      Breaking down the revenue components. U.S. Operations produced $172.0 million this quarter compared to $159.7 million last year and $173.1 million last quarter. This represents an increase of 7.7% over the second quarter of last year and a decrease of 0.6% over last quarter. U.S. Operations included revenue of $12.1 million from the services performed for Portfolio Management during the second quarter of this year compared to $8.1 million last year and $12.3 million last quarter.

                      The increase in U.S. Operations revenue over the second quarter of last year was primarily attributable to the acquisition of Great Lakes in August of 2002 and the acquisition of RevGro in December of 2002. Great Lakes and RevGro contributed $7.3 million and $5.2 million respectively to the U.S. operations second quarter revenue.


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                      The small decrease in U.S. Operations revenue over the
                      last quarter was attributable to the normal seasonal effects as we come off the seasonally strongest quarter of the year.

                      In comparing the revenue from one period to another we do need to consider the effects of the revenue recognition related to the much discussed long-term collection contract. While it has been discussed at length I believe it warrants more discussion to be sure that it's clear.

                      In regards to this contract we do not recognize any revenue until all contingencies surrounding the revenue have been eliminated even though the Company has already been paid the base collection fee in cash and/or its historical information indicates that the current level of performance will most likely result in the Company earning a bonus on the contract.

                      To the extent the Company believes a penalty is probable and it exceeds the amount of revenue deferred, the Company will recognize that penalty in the period that that determination is made. Please keep in mind when we discuss the effects of new revenue and new deferrals or recognition of revenues previously deferred we are not adjusting back to our prior method of accounting. We are just discussing the timing differences between the revenue we receive in cash from our client versus the revenue we recognize in accordance with GAAP.

                      The net effect of all these issues is that each quarter, based on several factors, the Company will either defer additional revenue into future periods or it will recognize previously deferred revenue in the current period.

                      Bear in mind that the current revenue being deferred has already been received in cash from our client. This is particularly important when reviewing comparative results. First investors need to differentiate between the restated amounts of deferred revenue and the amount of the restatement itself.

                      For example, the $2.6 million adjustment made in connection with the restatement for the accounting of the long term contract for the second quarter of 2002 was the net effect of a $5 million reduction in bonus recognized in that quarter under the old method and a $2.4 million increase in revenue due to the recognition of previously deferred revenue onto the current method.

                      For comparative purposes, the $2.4 million is what matters because it represents the amount of previously deferred revenue recognized in the second quarter of 2002 under the current accounting methodology. This year in the second quarter, we deferred $1.7 million into future periods.

                      I hope that I don't make this more confusing but in order to give our investors a deeper understanding of this issue I would like to explain some of the components of the contract and how they work through time relative to revenue recognition.


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                      The long-term collection contract is tracked by predefined placement periods, each with a targeted collection level to be achieved by a particular settlement date. We refer to these as tranches. Tranche 1 represents placements received during 2000 and 2001, tranche 2 represents placements received during 2002, and tranche 3 represents placements received during 2003.

                      During the second quarter of 2003, tranche 1 increased revenues by $600,000 as a result of previously deferred revenue being recognized and the recognition of bonuses earned. Tranche 2 increased revenues by $2.5 million. This flows just as you would expect. As time passes, more of the benchmarks are met and we begin to recognize revenue. This is important since once you have met a benchmark, there are no remaining contingencies, and all subsequent collections earn a bonus in addition to the cash fees earned and recognized on the base collection fee. Tranche 3 has not yet reached this level of maturity since the placements are so new. As you would expect, early in the collection process it is impossible to hit a benchmark that was designed to be attained over an extended period of time. Accordingly, during the second quarter of 2003 NCO deferred $4.8 million of revenue on tranche 3.

                      So here's how we netted out for the quarter. Tranches 1 and 2, the mature tranches, contributed $3.1 million of previously deferred revenue and tranche 3, the newest tranche, deferred $4.8 million into the future for a net referral for the quarter of $1.7 million.

                      While the net effect of all these changes was a deferral or decreasing current period revenues, I think it's very important for investors to understand that, first the older batches are now turning positive. And second, the higher deferrals on the new placements are a function of the early stage of the collection process as well as the increase in the volume of business being placed under this contract.

                      In the second quarter, we concluded the reconciliation of tranche 1 under the contract. This resulted in a cash payment of $10.2 million to NCO in July. $10.0 million of this represented a refund of a deposit paid to the client early in the cycle of tranche 1. NCO used these funds to repay debt outstanding under its current facility.

                      The requirement to exchange funds prior to the final settlement was eliminated from the contract and no further deposits were made on any of the other tranches.

                      As I'll discuss later in the call, all expenses related to these collections stay in the period where they incurred. This can make expense analysis a bit more difficult. We'll hit that when we talk about expenses.

                      NCO Portfolio Management produced $18.1 million this quarter compared to $14.1 million for the same quarter last year and $18.2 million last quarter. This represents a 28.2% increase over the same quarter last year and a 0.8% decrease over last quarter.

                      However it's interesting to note that NCO Portfolio's increase in collections was much higher than revenue. NCO Portfolio had collections of $35.6 million during the second quarter compared to $26.3 million for the same quarter last year and $36.7 million last quarter.

                      Portfolio collections are allocated between revenue and amortization of the purchase price. During the second quarter of 2003, 51% of the collections were recognized as revenue. The remaining 49% went to amortize the carrying value of the acquired portfolios.

                      For the same period last year, 54% of collections went toward revenue. Last quarter, 49% of collections went toward revenue. The decrease in the percentage recognized as revenue compared to last year was partially the result of aging files where, like a home mortgage, as the file ages more goes to amortization and less to revenue.

                      In addition, on newer files the lower revenue recognition is the result of lower future expectations based on decreases in consumer payment patterns experienced during 2003 being projected into the future.

                      International Operations represented $17.4 million of revenue compared to $12 million last year and $15.8 million last quarter. This represents a 45.3% increase over the same period last year and a 10.2% increase over last quarter.

                      Included in International Operations' revenue for the second quarter of 2003 was $6.8 million from work performed for U.S. Operations. The second quarter of last year and last quarter's revenue for International Operations included $2.6 million and $5.8 million respectively related to work performed for U.S. Operations.

                      This increase reflects the expansion of our utilization of cross border services to maximize our profitability while maintaining the highest levels of service for our clients. The increase is also partially attributable to fluctuations in the foreign exchange rates.

                      Now moving onto the expenses. Payroll related expenses represented 46.8% as a percentage of revenue as compared to 47.7% last year and 46.7% last quarter.

                      Selling, general and administrative expenses increased as a percentage of revenue from 35% for the second quarter of last year to 37.5% for the current quarter. This is up from 36.5% last quarter.

                      The decrease in payroll and related expenses and the increase of selling, general and administrative expenses were partially due to the shift of more of our collection work for the attorney network and other third party service providers and the concurrent rationalization of collection staff.

                      This increase was associated with the continuing efforts to maximize collections for clients particularly as we approach the first reconciliation date of the long-term collection contract. This rising cost was offset in part by a reduction in collection expenses and purchased data costs. A portion of the increase in SG&A as a percentage of revenue was also attributable to the $1.7 million of net deferred revenue recorded in the third quarter of 2003 as compared to $2.4 million of net additional revenue recorded in the same period last year in connection with the long-term collection contract. This also partially offset the decrease in payroll and related expenses.

                      The operating expenses related to the additional revenue last year were originally expensed when they were incurred which means there were no expenses charged against the revenue last year. Conversely this year we had expenses incurred where the revenue will be recognized in the future.

                      Of course because the expenses are being expensed as incurred, the deferred revenue had no effect on the dollars of expense, only how they appear as a percentage of revenue.

                      As Michael discussed, the same challenging collection environment that causes certain collection expenses to rise can also create a situation in our purchase portfolios where the future cash flows are not expected to recover the current carrying value. Accordingly, we've taken an impairment charge on those portfolios to bring the carrying value and the future expected cash flows in line with each other.

                      SG&A this quarter included $632,000 of those impairments, including $20,000 from the international portfolios. Some of these impairments were from files that have already been accounted for on the cost recovery basis, and while they don't produce any current revenue, a further degradation in the expected future cash flows can result in an impairment expense in the current quarter. Conversely, improvements in the future outlook of a particular portfolio do not have a current effect on revenue.

                      Many of the impaired portfolios do have a better outlook today as compared to when they first went into impairment. However, the files continue to be impaired and if additional collections occur after the cost basis is recovered 100% of those collections will go to revenue.

                      For now, all the collections go against the carrying value with nothing allocated to revenue. The combined carrying value of the impaired portfolios was $9.9 million or 6.8% of NCO Group's total portfolios as of June 30, 2003, compared with $8.5 million or 6.4% of the second quarter of 2002, and $7 million or 4.6% last quarter.

                      Our EBITDA margins for the quarter declined to 15.7% as compared to 17.3% for the same quarter last year and decreased from 16.8% last quarter. Once again, the $4.1 million flux in deferred income from the long-term collection contract, that is from a $2.4 million increase last year to a $1.7 million deferral this year had a direct effect on our EBITDA margins.

                      During the second quarter of 2003, we recorded $726,000 of other income. $476,000 of the other income represented our share of an ownership interest in one of our insurance carriers that was sold. The remaining $250,000 of this gain was from a partial reimbursement from the former owner of Asset Care for a settlement paid by NCO in connection with an environmental litigation.

                      Net income for the second quarter of 2003 was $10.3 million or 38 cents per share on a diluted basis as compared to net income for the second quarter of 2002 of $11.7 million or 42 cents per share and net income of $11.2 million or 41 cents per share last quarter.

                      Lastly some notes on financial condition.

                      At June 30, 2003, the Company had $29.7 million of cash and equivalents.

                      During the quarter $13.8 million of new portfolios were acquired with a face value of $659.1 million.

                      Capital expenditures in the second quarter were $5 million or 2.6 % of revenue.

                      During the quarter our accounts receivable days were at 48 days, which is consistent with last quarter. In reality, our days went down by 3 days but this quarter we have changed how we calculate the days to include certain contractual receivables. As we continue to hone our receivables process we felt this more stringent calculation was more appropriate.

                      Cash flows from operations for the quarter were approximately $18 million.

                      I would now like to walk you through our financing activity for the quarter.

                      NCO made overall loan repayments of $18 million against our revolving credit facility, including a $10 million repayment by NCO Portfolio.

                      Including the $10 million discussed above with regards to the settlement, we've already paid down an additional $13.3 million in the third quarter.

                      NCO Portfolio now has $26.3 million outstanding on their sub facility and $6.3 million available as of June 30, 2003. At the quarter end, including NCO Portfolio's $26.3 million of borrowings, NCO had a total of $167.1 million outstanding on its credit facility and $67 million currently available.

                      As Michael stated, we've been working very hard with our existing bank group, and some new members to the group, in order to extend our credit facility to March of 2006, from an original maturity date of May of 2004.

                      The extended facility will be structured as $150 million term loan and a $50 million revolving credit facility. While the final paperwork is not yet complete, we have received final commitments from our lending group for the change.

                      We are very pleased by the overwhelming response we received from our legacy bank group, as well as the new banks we solicited. The commitments we received exceeded our expectations and showed the bank community's strong confidence in NCO as we move forward.

                      We look forward to continuing and expanding the robust relationship we have developed with our bank group through the maturity of our current financing and as we develop our financing needs into the future.

                      NCO Portfolio also has a separate non-recourse financing arrangement with Cargill Financial Services for larger portfolio purchases. NCO Portfolio borrowed $3.8 million under this arrangement and made $6 million of repayments during the second quarter. As of June 30, 2003, the total amount outstanding under the Cargill facility was $15.6 million.

                      NCO Portfolio also repaid $633,000 of its securitized debt this quarter reducing the balance to $34.3 million.

                      All the remaining purchases made by NCO Portfolio were paid out of the current operating cash flow with no additional borrowings.

                      Now I'll turn things back to Michael.

Michael Barrist:      Thank you Steven. Operator, can we please open up the call for questions?

Operator:             At this time I would like to remind everyone in order to
                      ask a question please press star then the number 1 on your telephone key-pad. We'll pause for just a moment to compile the Q&A roster.

                      Your first question comes from Brandt Zakakeeny with Deutsche Bank.

Brandt Zakakeeny:     Thanks. Hi. How are you? Mike, a question actually
                      regarding the tone of business. I'm almost surprised that given that we've seen consumer confidence sort of accelerate through the spring into the summer that you haven't really seen a pick up in collection activity.

                      Do you think, like in '99 where you saw basically some erosion in collection activity before consumer confidence started to decelerate, that similarly there's a lag here? And if there is, how long do think that lag might last?

Michael Barrist:      The answer to your first question is I pray that there's a lag and this is in fact what we're seeing and the broader economy is a true indicator for things to come for us. I don't know the answer to that question. What I will tell you is we saw a lag in '99. Certainly the level of consumer we interface with and where we are in the pecking order of their desire to spend money is relatively low. So it stands to reason that if the broader economy started to move on a positive note that it will take a little while, psychologically, for people to get in a place where they can pay old debts and financially be in a position where if they have a negative financial situation they can get a turnaround.

                      So logically, I would think it would lag. But I don't know the answer to that. And I think the more important issue is we're not sitting around here saying that that's going to be the catalyst for change. We are trying to design what we're doing to make sure that we cannot just sustain but start growing in the current economic environment. If the environment turns better for us, that'll be all the better for the execution of our plan.

                      But I will tell you that we have not seen any improvement yet. None of the competitors I've talked to have seen any improvement yet and what's making me a little more nervous than just talking to competitors in the collection business is the general business people in the community I interface with have not seen an upturn in their particular businesses yet.

                      So I don't see it. Don't know when it's coming. Hope it's coming. But I will tell you right now I'm not building my business plan around economic recovery.

Brandt Zakakeeny:     Okay. Great. That's helpful. And just one other quick
                      question. Have you seen any relative pockets of strength or weakness with respect to either your health care collections, your financial paper collections or anything else that's interesting?

Michael Barrist:      The only thing we've watched very carefully the last few
                      quarters is we continue to see a lot of weakness in the commercial, business to business, collection sector. We've watched that carefully. There's been some publications through the commercial law league that cross that whole business that there's been a lot of stress and a lot of downturn in the amount of business referred out to collection companies. And I think it's indicative of just the fact that small businesses have been beat up pretty bad in the current economy.

                      But other than that issue that we've been watching for quite some time, when I tell you that NCO has not seen an economic upturn that's across the whole business.

Brandt Zakakeeny:     Okay. Great. Thank you very much.

Operator:             Your next question comes from Thatcher Thompson with CIBC
                      World Markets.

Thatcher Thompson:    Good morning guys.

Michael Barrist:      Hi Thatcher.

Thatcher Thompson:    Couple questions. Can you state again the cash flow you've seen since the end of Q2 and explain that $10 million that came back to you from tranche 1? What was that exactly?

Steve Winokur:        I didn't really go into cash flow for the third quarter
                      but we paid back $13.3 million on the debt, $10 million of that was a recoupment. If you look at our balance sheet you see we have made a deposit on the contracts, the long-term contract. We made a deposit early on in those years and that's just been sitting on the balance sheet.
                      When we got to the reconciliation that was recouped.

Michael Barrist:      Right Thatcher. In the original contract there was a
                      condition to exchange funds prior to the settlement date, which was negotiated out of contract and only affected tranche 1 with initial series of deposits. So that sat out there and came back to us. There's no other deposits for tranche 2 or tranche 3.

Thatcher Thompson:    Okay. And you were paid the bonus for settlement of
                      tranche 1?

Michael Barrist:      Yes.

Thatcher Thompson:    That's also part of that $13.3 million over and above the
                      $10?

Steve Winokur:        We got a total of $10.2. $200,000 of it was the current
                      period bonus. Actually it was the accumulation of the bonus to that date. If you look at that tranche going forward, in addition to the regular fees just - I can tell you just in the first month we had a $1 million of additional bonuses on that tranche. So it keeps growing.

Michael Barrist:      How the contract works is once you've hit the settlement
                      date, which you want to try to be even at the settlement date. From the settlement date until the end of time in essence, specific pieces within that tranche where you're in a bonus scenario you continue to get bonus forever.

                      And ones where you're in a penalty or you paid a penalty component, you recoup that penalty. So as Steve said, that's one of the drivers as to why when you look across April, May and June, as I said in my talk, April and May were negative. June was net positive. The effect it had on the P&L is because tranche 1 is now in what we call recoupment mode, or post-settlement mode, where it is now producing a larger amount of incremental income.

Thatcher Thompson:    Okay. I'll pretend I understand that completely. I'll have to follow up with you guys later.

Michael Barrist:      You should read what we're going to file for conference
                      call and re-read Steve's comments. We understand it's very confusing and the important takeaway here is that it affected us in the first two quarters negatively on a total basis more than we thought it would.

                      The other important two takeaways are that the net negative effect on quarter 1 and quarter 2 is a combination of positive effect from earlier tranches dampened by negative effect by newer tranches.

                      And the third takeaway is that in June, the effect that it's having on the P&L turned net positive which we believe is a very important issue that shows that we will begin to have, on a net basis, certainly some revenue, some pick-up from it in the third and fourth quarter.

                      As I've said I believe we will recoup - I don't want to say everything that was deferred in the first two quarters, but certainly a pretty substantial piece of it during the third and fourth quarter.

Thatcher Thompson:    Okay. And then one other question. This new credit
                      facility that you've put in place - how does the cost of the term loan compare to the current revolver you've got?

Steve Winokur:        The interest is slightly higher than on the existing loan.
                      But I will tell you it is an extremely competitive rate.
                      We're thrilled with where we've landed with that. And some of the carrying costs in terms of how the deferred charges will be amortized will actually be less.

Thatcher Thompson:    So it's slightly higher but fixed?

Steve Winokur:        No.

Thatcher Thompson:    It's not?

Steve Winokur:        No. That's pretty hard to get in the great interest
                      environment we're in right now.

Thatcher Thompson:    So about what sort of rate are we talking about right now?

Steve Winokur:        Starting at 3% over LIBOR.

Michael Barrist:      But again the amount of amortization of upfront costs has
                      decreased so I think you ought to wait - we're going to put a press release out when it's finalized with all the information.

Thatcher Thompson:    Okay.

Michael Barrist:      On a net basis the effect it will have on our P&L on a go
                      forward basis will not materially change our earnings. I think that's the important takeaway.

Thatcher Thompson:    Okay. Thank you guys.

Operator:             Your next question comes from Bill Warmington with
                      Suntrust Robinson.

Bill Warmington:      Hi Bill Warmington here from Suntrust Robinson Humphrey.
                      Good morning everyone. Steven congratulations on the promotion. A question. There have been a number of large portfolios that have changed hands and we are hearing that these portfolios are so big that a number of the acquirers of these portfolios are outsourcing the servicing of some of those collections. Are you guys seeing any benefit from that?

Michael Barrist:      Not seeing any benefit yet. The real big monster portfolio that's out there - there was some pre-defined deals prior to the acquisition of that portfolio as our understanding of who's going to do the majority of that servicing. And some people that are in those servicing entities that helped facilitate that transaction so we're certainly trying to gain some of that business but we are not gaining any as of yet that I know of.

                      What I will tell you is the transition of some big portfolios in the market place where one owner of the base portfolio -- not the data debt portfolio -- to another owner is yielding some positive marketing traction for us.

                      So whereas we have not seen on the bad debt side relative to the owner of the purchased bad debt portfolio, we are seeing some benefit. We haven't signed any deals yet with the transition of the base portfolios of some of these big transactions of people in the business.

Bill Warmington:      Got you. A couple of housekeeping questions. Just wanted
                      to see if I could check on what the cash from operations and the CAPEX was for the quarter.

Steve Winokur:        I gave those numbers. Let me...

Bill Warmington:      Sorry to ask you to repeat it.

Michael Barrist:      Do you have another question or is that it?

Bill Warmington:      Yeah. The other question was to ask for an update on the
                      health care vertical. I know you mentioned - you talked a bit about the commercial vertical. What's going on in health care?

Michael Barrist:      Health care vertical has been pretty stable for us and has actually started to grow a little. So we feel pretty good about the health care vertical. If you look at that business and you peel it apart what you've had is you've had a lot of good quality sales over the last 18 months and a lot of stuff fall out the bottom.

                      And the last couple of quarters it's been net positive so that's the good news. The biggest issue we have faced in that market - there's two pieces to it. One is a reputation issue relative to the fact that we're the 800 pound gorilla and it's a market that a lot of times is serviced by small local friendly vendors. We consider ourselves pretty friendly but that's a situation that over time corrects itself as people got more focused on performance and less focused on personal relationships.

                      And the second issue is that there's such turmoil in that space relative to the hospital market trying to generate profitability and trying to cut expenses that the churn of business. Certainly you always have churn because you may do something wrong or not collect enough money but the irrational churn of some business has been very very difficult for us to manage.

                      The good news is the last couple of quarters we've been net positive where we're gaining more than we're losing. So I will tell you that's a space that operationally we're doing really well in and marketing-wise we seem to be making some good headway. I feel pretty good about it.

Bill Warmington:      Got you. Well thank you.

Michael Barrist:      Steve has your answers.

Steve Winokur:        The cash flow from operations was $18 million and capital
                      expenditures were $5 million or 2.6% of revenue.

Bill Warmington:      Got you. And where do you think CAPEX ends up for the
                      year?

Steve Winokur:        I would say probably towards the lower end of the 4% to 5%
                      range.

Bill Warmington:      All right. Well thank you very much.

Operator:             Your next question comes from David Scarf with JMP
                      Securities.

David Scharf:         Hi. Good morning.

Michael Barrist:      Good morning.

David Scharf:         Michael when you strip out the Great Lakes and RevGro and
                      also do all the year over year smoothing for the long term contract did you grow the top line internally this quarter?

Michael Barrist:      When we constructed our operational budget for 2003 and if you looked at where we were last year plus the acquisitions that you know we kept because we always leave some revenue off the top and taking into consideration, or taking out of consideration, the flux and the effect of the long-term contract the service business was targeted to grow a nominal amount for this year which it has been.

                      The problem that's going against it is obviously the effect of the long-term contract does affect us and NCO Portfolio is producing less revenue than we originally anticipated would produce for the company. So when you slice it up what you have is you have NCPM below it's targeted level of performance and what we thought entirely would do for the year. And you have the service business actually performing pretty close to at the levels we thought net of the fact that we've been hurt by excess deferral of revenue.

                      So when we step back and say as far as running the business, it's running better than we thought it would run operationally. It's kind of hard for the street to see that because of a lot of moving parts. As I said earlier the fact that NCPM is what it is. It's not going to change materially between now and the end of the year.

                      But the fact that the service business has kind of hit this inflection point where we convert it to a positive territory on the net deferral aspect of that contract is we still feel very good that we're going to hit our objectives for the year.

David Scharf:         Right. And I apologize. I was actually just referring to
                      the service business. So you are growing internally and this is...

Steve Winokur:        By the way the question is, if you do the math and you
                      take out the flux and you take out the new acquisitions you do still have some internal growth in there.

David Scharf:         Okay. So you've turned the corner on some internal growth
                      and this is what, I guess, since last fall's pre-announcement this is three quarters where you're pretty comfortable that liquidation rates are kind of holding steady. At least they're not deteriorating.

Michael Barrist:      That's the best news of all. It might not be the ideal
                      operating environment but if you can have steady state, we will find the common denominator to stabilize and move forward. I mean, we know how to do that. The problem is when the roles keep changing. You just kind of have to back up and retrench.

                      And again the phenomenon of the portfolio business is what it is. We're going to work our way through that. But had that not been going on the numbers would be even greater. I mean, the service business is actually eating up the excess deferral and eating up some of the shortfalls in the portfolio business to get us where we need to go which is I guess good news.

David Scharf:         Okay. So when I look at the second half guidance which
                      obviously, is a little sort of counter intuitive because the earnings are equal or greater than the first half. I mean the vast majority is the recoup really of that 8 cents. Or is there any pickup in internal growth assumptions behind that? Or conversely what's really the main difference between the bottom and low end of that range of $1.55 to $1.65?

Michael Barrist:      I think the difference is if we recoup what we lost in the first half of the year relative to the deferred revenue, we feel comfortable that we will be in that range. And obviously people create ranges around their operational budget of where they think the outcome is going to be.

                      When you look at history, earnings tend to go down a little in the third and fourth quarter but again we have some pick up relative to previously deferred revenue and as I said we are still comfortable the yearly expectation of $1.55 to $1.65. Is part of that the recoupment of some of those excess deferred revenues? Part of that absolutely is. That was planned all along.

                      We just will tell you that the deferral in the first two quarters has been greater than we thought it would be. And the inflection point to get to positive territory came later than we thought because of increased volumes. But we're there. So that's the good news.

                      And we are comfortable with the guidance for the year and the range we put out for the third quarter.

(David Scharf):       Got you. And in terms of market share gains, you know, you made similar comments last quarter regarding OSI's condition and some other competitors. Has there been any material - what you would call huge wins on either the first or third party side or is it just a steady shifting of share?

Michael Barrist:      The biggest transition we've had is new opportunity. I
                      think the - it's actually interesting to me, and I don't have access to OSI's information, but it doesn't seem like a lot of clients have run for the hills. Clients seem to feel pretty comfortable that they're going to come through this bankruptcy in some form or another materially intact.
                      What I will tell you is there has been several relatively large opportunities that we have gotten because clients would not consider a company in Chapter 11 relative to doing a new piece of business and we've received that.

                      But it's not just OSI. I don't want this all to fall on them. I think that they're just one company. There are several other large players out there that are in a state of stress because of over leverage and losses of business.

                      And the biggest thing I would tell you is being someone who's in this war every single day is the fact that some of these players aren't integrated on one platform. We are far from perfect but most problems we have, we can isolate them, understand them, and resolve them because we can get access to the tools to do it. The companies that didn't integrate are just - this economy is kicking the hell out them.

David Scharf:         Okay. Hey back to this contract. You know, when you first
                      unveiled this in February -- the accounting shift -- you remarked that 2003 would be somewhat of a transition year and that net '04 is much more of a reflection where a lot of these tranches basically removed contingencies in a lot of the revenue and consequently earnings get recognized.

                      Is that still the case based on the kind of volumes you're seeing in the first half this year placed on this client? Is '04 going to be materially more deferred revenue rolling off the balance sheet than '02 - '03?

Michael Barrist:      As we said, the third and fourth quarter should be net
                      positive. I can't tell you we're going to get back everything we deferred in the first two quarters but '04 should be net positive.

David Scharf:         Okay. And lastly, I hate to beat a dead horse, is
                      understanding this. You know, the terminology in the press release when it says included in revenue, you know, as a negative impact - my understanding is that once a contingency is removed you recognize the revenue and then you highlight in tranches 1 and 2 $600,000, $2.5 million.

                      The $4.8 million deferral - correct me if I'm wrong - that's not really a - that's not a contra to revenue. It's really just you're recognizing additional cost on what ultimately will be that $4.8 million of revenue right?

Steve Winokur:        No. That's one of the things I was really trying to get to when I said that it doesn't have an effect on the cost because some people have been saying that we have higher costs due to the contract. We don't. It's higher as a percentage of revenue. What happens with that $4.8 million is truly a subtraction from the revenue number. It has nothing to do...

Michael Barrist:      Okay the client paid us $4.8 million of cash and we had
                      expenses -- hypothetically we'll say 75% or some number that frequent $6 million that we paid out the door. We still have the $3.6 million in our P&L and the $4.8 has been deferred. So basically we're running the expenses through the P&L with no revenue almost...

David Scharf:         Right. Yeah. Exactly. You've incurred the cost real time
                      and the revenue is deferred. But when you talk about - sort of a delta - you know, if placements are higher than anticipated you're still going to incur those costs in the current period but the revenue won't be recognized.

Steve Winokur:        Correct. But also there will be more revenue not
                      recognized.

David Scharf:         Right.

Michael Barrist:      David the $4.8 million is bigger than we thought it would
                      be.

David Scharf:         Got you.

Michael Barrist:      Okay, because of the incremental placements. And I think
                      that's - when you look at how we thought the year would play out you make assumptions on volumes. And when the $4.8 million becomes a much bigger number because your placements are way off...

David Scharf:         I guess that's what I'm really getting back is the $4.8
                      million. You've incurred the cost to collect on that but what's the order of magnitude of how much incremental volume you're getting from this large client versus what you were expecting at the beginning of the year. Are you running, is it 5% or is it 20% ahead of plan?

Michael Barrist:      Closer to the latter.

David Scharf:         Got you. Thank you.

Operator:             Your next question comes from Jeff Kessler with Lehman
                      Brothers.

Jeff Kessler:         Hi guys. Actuall,y thank you my questions were actually
                      answered a few minutes ago.

Michael Barrist:      Hi Jeff. How are you doing?  Bye.

Operator:             There are no further questions. I'm sorry you do have a
                      question from Gary Steiner with Awad Asset Management.

Gary Steiner:         Hi. I just wanted to understand on this contract for the
                      second half - the key swing factor in terms of whether you can recoup what you gave up in the first half is basically how much incremental business you get in the second half of the year is that right?

Steve Winokur:        That's really just one of the swing factors. Let me tell
                      you a few of the things that influence the numbers. As you move through the contract, hitting your benchmark becomes a swing factor. So as you hit benchmarks on each of the pieces of the contract you start to recognize revenue.

                      Another factor is hitting a reconciliation date because then all contingencies on that tranche are removed. Okay, so that's a second factor. And then another factor in terms of the magnitude of a current period deferral is how much business they place with us. So there's a lot of different things that play on how much flows through and how it flows through.

Michael Barrist:      But basically the newer tranche hurts you and the older
                      tranches help you and at some point it will have to turn net positive because there's more old than new. And that is what took a little longer than we thought this year because of the increased volume in the newer tranches.

Gary Steiner:         Okay. How are you guys doing in terms of the actual
                      underlying performance on this business?

Michael Barrist:      We are tracking where we anticipated on the performance.
                      So we did the best on tranche 1. We did a little worse on tranche 2. And tranche 3 is tracking like tranche 2 but tranche 2's estimation of where we'll land at the end of time is based on some pretty conservative factors. And we're still optimistic that we'll get back to the baseline.

                      Net net, we'll make a lot of money on the contract because once tranche 2 goes into settlement - the way these things work is even if you were a million dollars upside down at settlement versus tranche 1 that was $200,000 positive. Tranche 1 in just one month out had $1 million dollars of recoupment and incremental bonus. So the numbers are pretty dramatic.

Gary Steiner:         Okay. Is there any possibility of, I mean, I know it's
                      sort of awkward to go to a client and try to revise terms of a contract because the accounting is not representative of the underlying economics. But is that an option here and would that sort of help resolve this appearance of incremental volatility to your earnings numbers?

Michael Barrist:      Yeah. First of all it's something we do all the time with
                      clients. We are working with this client on a better way to contract with them. And they've been very helpful in trying to understand that we got hit pretty hard by this thing.

                      And I like how you put it. It just basically does add one more issue of volatility that's hard to track. Now the good news is that once you're into net positive numbers I think that doesn't take away the volatility factor but it makes people feel a little more comfortable just adding not subtracting.

                      But we are right now working with this client to come up with a better way to interface with them.

Gary Steiner:         Okay. Would you place the likelihood of resolving this in
                      a favorable way as high or low?

Michael Barrist:      I would say it's more likely than not that we will come up with a better way to work with them. But what I'm not going to do is - I think whatever we come up with has to be the best business deal.

                      The accounting is certainly a factor. Because at the end of the day we're here to make money for investors and with great volatility it hurts the investors. But that can't be the only factor. So it's a complicated discussion about what's the best way to move forward.

Gary Steiner:         Okay. And just a last question on this thing. So I guess
                      as we look out to fiscal '04 two questions - I guess the reason that it's more likely to be positive in '04 is because you'll now have one incremental year where you're sort of working through and hitting these benchmarks so whatever new business comes on between now and then is a smaller piece of the total pie. Is that correct?

Michael Barrist:      Well I think the issue is that as tranche 3 matures, it is not likely there'll be a tranche 4 because as I said it's more likely than that that we'll come up with a new methodology. So if there's not a tranche 4 under current methodology then 2004 has to be extremely positive because you'll stop having the drag of newer batches.

                      If it were in the unlikely event to move forward you would have the rule of numbers in your favor that you have more mature and less immature batches so you'd be net positive.

                      But I will tell you that as a management team working through our business plan for 2004, it's not our goal to generate growth solely by the fact that we had deferred revenue. We're flat hopefully in 2003, and some recoupment of deferred revenue in 2004 we're trying to make sure that we build an operating plan that generates real growth even it's nominal growth because of the economy. If the economy gets better, more growth. But we do not want that to be the only reason we're growing in 2004.

Gary Steiner:         Okay let me just ask one follow-up on that because I think you had originally said that '04 would be sort of modestly positive but fiscal '05 would be the year when you really see the significant pick up in earnings that you gave away in restating some of this historical numbers. But I guess now it's your belief that it's more likely to happen in '04?

Michael Barrist:      If in fact we do not have a tranche 4 to the contract you
                      will have a material pick up from the change in accounting year over year of 2004 over 2003. But again I don't want that to be the only good thing going on. I mean, it's very important to us to generate positive traction separate from that.

Gary Steiner:         Thanks a lot.

Operator:             You have a follow-up question from David Scharf with JMP
                      Securities.

David Scharf:         Yeah just one last thing. Mike if I heard you correctly if you're running close to 20% increase in placements year to date from a top 3 client if this deferred revenue methodology wasn't in place is it fair to say we'd be seeing higher core growth out of the company on a reported basis?

Michael Barrist:      Absolutely. But again I'll be careful not to in any way
                      give you non-GAAP income.

David Scharf:         Right. Right. But just looking at a significant client...

Michael Barrist:      Absolutely.

David Scharf:         Now is there anything about the first six months that, you know, is unique about the placement volume coming out of these guys or do you think that this is a client that's going to probably outperform expectations over the next few quarters.

Michael Barrist:      Don't know that. And again because we're trying to rework
                      with this client with a better way to work with them, don't know what the new contract will be.

David Scharf:         Got you. And lastly on this effect on tranche 3 in
                      exchange for getting such increased placements out of them have they set the bar higher on the level of a contingency bar in terms of what you have to collect or is it similar terms and standards?

Michael Barrist:      Well the terms of the contract were predefined at the
                      beginning of the contract.

David Scharf:         Okay.

Michael Barrist:      It automatically gets a little higher over years because
                      of change in the economy. I mean, the bar stays the same.
                      Flexibility goes down. But experience level maturity kicks in so lots of moving parts but as I said earlier I think we're material on track with where we thought we would be relative to liquidation on the different tranches.

David Scharf:         Perfect. Thanks a lot.

Michael Barrist:      All right. Thanks.

Operator:             There are no further questions at this time. Are there any closing remarks?

Michael Barrist:      Absolutely. Thank you. And again thank you everyone for
                      joining our call today. Please feel free to call Brian
                      Callahan, Steven Winokur or myself if you have any further questions and we'll do our best to answer within the bounds of regulation FD.

                      Have a great day. Thanks.

Operator:             Thank you for participating in today's NCO Group
                      conference call. This call will be available for replay beginning at 12:30 pm Eastern Time today through 11:59 pm
                      Eastern Time on Wednesday, August 13, 2003. The conference
                      ID number for the replay is 1922465.

                      Again the conference ID number for the replay is 1922465. The number to dial for the replay is 1 (800) 642-1687 or
                      (706) 645-9291.


                                       END